                 @ENTERTAINMENT, INC. REPORTS FINANCIAL RESULTS
                            FOR 1998'S THIRD QUARTER

               61,000 Digital Satellite Subscription Packages Sold
                   Total Cable Subscribers Increase to 887,000

HARTFORD, CT., November 5, 1998 -- @Entertainment, Inc. (Nasdaq: ATEN) today announced that revenues for the quarter ended September 30, 1998 increased 29% over the same period last year, rising from $10.4 million to $13.4 million. This increase resulted primarily from organic growth in subscribers via increased penetration and build-out of existing networks, increases in cable subscription rates, the launch of the Wizja TV programming platform and sales of advertising time. The Company reported a net loss of $27.4 million for the quarter, which was mainly attributable to investments related to the launch of its Wizja TV programming service and its digital satellite direct-to-home platform (D-DTH). The Company reported a net loss of $0.82 per share for the quarter ending September 30, 1998, as compared to a net loss of $0.53 per share for the quarter ending September 30, 1997.

During the third quarter the Company successfully launched its Wizja TV D-DTH service and programming package and by November 3rd had sold 61,000 packages to distributors, with 35,000 subscribers installed. Total cable subscribers grew to over 887,000, an increase of over 23% during the last twelve months, while growth in total revenue per basic subscriber per month was up almost 16% over the same period.

As presented below, in recognition of the organisation of the Company into two operating groups following the launch of D-DTH service, the Company has changed its reporting to segregate two segments of its business, cable television operations and digital - direct to home television services. Prior period information has been restated to be consistent with the new presentation. Effective June 5th, with the availability of the Wizja TV programming package, the cable business began to purchase Wizja programming from the D-DTH business. Consistent with the Company's business plan, the Company offered the additional programming to basic cable subscribers without an increase in rates for approximately 75 days after introduction. The Company subsequently increased basic rates in early September by approximately 20%, which increases will be reflected in the Company's results in subsequent periods.

Robert Fowler, Chief Executive Officer, commented: "Our third quarter results reflect continued strong growth of our cable systems, as well as the successful launch of Wizja TV, Poland's first DTH platform. Beginning in September quarter, we began to successfully roll-out higher subscription pricing in our cable systems to offset Wizja TV's programming costs and to support pricing of Wizja TV in the broader market. These price increases raised basic revenue per basic subscriber by over 9% in the third quarter and will have a further impact in quarter four. Since we began offering Wizja TV to our cable subscribers, we have realised a 2.7% increase in our cable subscriber base and the momentum has continued into the fourth quarter.

Mr. Fowler continued, "Supported by very strong consumer interest, we are exceeding our expectations in virtually every facet of the Wizja TV roll-out. Through October 31, we have sold a total of 61,000 digital satellite subscription packages to the trade and have connected a total of

35,000 customers. Based on telemetry data from PTK households, the viewing share of the Wizja TV package is averaging 17%, which we believe is a strong validation of the value of this programming to our customers. On November 1st, we increased our retail distribution base to 1,224 outlets and we are on track to sell 130,000 DTH packages by year-end. We are aggressively fulfilling our strategy of building a first-to-market advantage in Poland's DTH industry. Our competitive position is solid and we are well positioned to benefit from the ongoing growth of Poland's multichannel television marketplace."

The Company is also announcing that it has signed letters of intent with two independent Polish cable associations to supply the Wizja TV programming package to their members covering over 2 million cable households. "Distribution of the Wizja TV programming package to independent cable television operators is a critical part of our business strategy and we regard this agreement as a major first step towards further establishing Wizja TV as the leading programming provider in the market. One of our major competitive benefits is the significant number of cable television exclusive channels in our lineup. We expect to use these channels as a means of establishing strong partnerships with the other cable operators in Poland", said Fowler.

SEGMENT RESULTS OF OPERATIONS

The following table presents the segment results of the Company's operations for the three and nine months ended September 30, 1998 and 1997. Earnings before interest, taxes, depreciation and amortization (EBITDA) is presented in the tables because it is a widely accepted financial indicator of a company's ability to incur and service debt and is a measure used by the Company's management to assess the performance of the business. It is commonly used in the media as a measure of cash flows. EBITDA differs from operating cash flows primarily because it does not consider certain changes in assets and liabilities from period to period.

SEGMENT RESULTS OF OPERATIONS (Unaudited, in millions)


                                                Revenues                 Operating Profit (Loss)                EBITDA
--------------------------------------------------------------------------------------------------------------------------------
Nine Months Ended September 30,            1998           1997           1998              1997            1998         1997
--------------------------------------------------------------------------------------------------------------------------------
Cable                                     37,836         26,801        (12,060)          (14,394)          3,259       (3,447)
DDTH                                       9,179              0        (46,081)           (3,105)        (44,471)      (3,106)
Corporate and Other                            0              0         (7,202)          (11,127)         (6,345)     (11,127)
Inter Segment Elimination                 (8,138)             0                                0                            0
--------------------------------------------------------------------------------------------------------------------------------
Total                                     38,877         26,801        (65,343)          (28,626)        (47,557)     (17,680)
--------------------------------------------------------------------------------------------------------------------------------


                                                Revenues                     Operating Loss                EBITDA
--------------------------------------------------------------------------------------------------------------------------------
Three Months Ended September 30,           1998           1997           1998              1997            1998         1997
--------------------------------------------------------------------------------------------------------------------------------
Cable                                     13,265         10,390         (8,520)           (4,229)         (3,121)         195
DDTH                                       6,548              0        (11,962)           (2,915)        (11,037)      (2,916)
Corporate and Other                            0              0         (2,125)           (8,149)         (1,592)      (8,149)
Inter Segment Elimination                 (6,413)             0              0                 0               0            0
--------------------------------------------------------------------------------------------------------------------------------
Total                                     13,400         10,390        (22,607)          (15,293)        (15,750)     (10,870)
--------------------------------------------------------------------------------------------------------------------------------

The reported results for each of the segments include depreciation and amortization of specifically identifiable assets based on their fair values when acquired. Where appropriate, the separate business discussions that follow provide comparisons of actual 1998 results with the pro forma results for 1997.

CABLE SEGMENT:

Revenue increased $2.9 million or 27.9% from $10.4 million in the three months ended September 30, 1997 to $13.3 million in the three months ended September 30, 1998 and $11.0 million or 41.0% from $26.8 million in the first nine months of 1997 to $37.8 million in the first nine months of 1998. This increase was primarily attributable to a 18.2% increase in the number of basic and intermediate subscribers from approximately 593,000 at September 30, 1997 to approximately 701,100 at September 30, 1998, as well as an increase in monthly subscription rates. Approximately 27% of the increase in basic and intermediate subscribers was the result of acquisitions and the remainder was due to build-out of the Company's existing cable networks.

Revenue from monthly subscription fees represented 91.7% and 80.4% of cable television revenue for the three months ended September 30, 1997 and 1998, respectively. Monthly subscription revenue constituted 88.3% and 83.7% of cable television revenue for the nine months ended September 30, 1997 and 1998, respectively. Installation fee revenue for the three months ended September 30, 1998 decreased by 71.4%, from $0.7 to $0.2 and decreased by 60.5% for nine months ended September 30, 1998, from $2.1 million to $0.8, compared to the corresponding period in 1997. During the three months ended September 30, 1998 the Company experienced churn in HBO premium services due to seasonal fluctuations in demand, with penetration falling by 6,600 subscribers (-14.5%). Year-on-year HBO premium service penetrations grew by over 11,200 subscribers (+40.5%).

Direct operating expenses grew by $10,112 during the third quarter and by $15,282 for the nine months ended September 30, 1998. These increases are primarily due to the cost of purchase of the Wizja TV programme package, which amounted to $6,413 for the quarter, and $8,138 for the year-to-date. Other increases in expenses were due to the continued cost of integrating recently acquired networks.

Selling, general and administrative expenses decreased $4.1 million or 54.7% from $7.4 million for the three months ended September 30, 1997 to $3.4 million for the three months ended September 30, 1998 and decreased $9.5 million or 44.1% from $21.5 million for the nine months ended September 30, 1997 to $12.0 million for the nine months ended September 30, 1998. A portion of this decrease was attributable to non-recurring, non-cash compensation expense recorded in the three and nine months ended September 30, 1997 in connection with stock options granted to certain employees.

Operating loss amounted to $ 8.9 million and $ 12.4 million for the three and the nine months ended September 30, 1998.

Cable subscriber analysis is presented in the table below.

@ Entertainment, Inc.
Summary of Selected Operating Statistics

                                  September 30,     June 30,     March 31,      December 31,    September 30,
Cable                                 1998           1998          1998            1997              1997
                                  -------------    ---------    ----------      ------------    -------------
Homes Passed                        1,565,287      1,546,540     1,505,256        1,408,099        1,355,456
Basic Subscribers                     658,584        660,067       627,713          606,630          566,246
  Subscriber Growth
    Organic                            64,049         34,862        26,868           50,487              N/A
    Through Acquisitions              (10,245)(1)      1,363        16,360           18,098              N/A
    Churn                             (55,287)       (26,016)      (22,145)         (28,201)             N/A
    Total net growth                   (1,483)        10,209        21,083           40,384              N/A
Basic penetration                        42.1%          42.7%         41.7%            43.1%            41.8%
Basic and intermediate subscribers    701,122        703,271       675,790          636,283          592,978
Intermediate subscribers               42,538         43,204        48,077           29,653           26,732
Broadcast subscribers                 186,334        167,859       154,860          132,618          124,934
Total Subscribers                     887,456        871,130       830,650          768,901          717,912

Premium subscribers-HBO                39,035         45,674        47,298           45,079           27,773
Premium penetration-HBO                   5.9%           6.9%          7.5%             7.4%             4.9%

Basic revenue/basic sub/month            5.78           5.29          5.19             4.99             4.82
Total revenue/basic sub/month            6.70           6.47          6.42             6.08             5.79


As part of the purchase of a minority interest in one of the Company's cable systems, an isolated part of that system was sold back to the previous owner.

D-DTH SEGMENT:

D-DTH revenue amounted to $6.5 million and to $9.2 million for the three and nine months ended September 30, 1998. Because the Company started supplying its Wizja programming package over its cable systems on June 5, 1998 and its D-DTH service in July 1998, there was no revenue from this segment in 1997.

Revenue from monthly subscription fees represented 29.8% of D-DTH revenue for the nine months ended September 30, 1998. Advertising revenue for the nine months ended September 30, 1998 represented 53.4% of D-DTH revenue.

Revenue from supplying the Wizja programming package in the Company's cable systems, which eliminates, on consolidation, represented 97.9% and 88.7% of D-DTH revenue for the three months and the nine months ended September 30, 1998, respectively.

Operating loss amounted to $ 12.0 million and $ 46.1 million for the three and the nine months ended September 30, 1998.

COMBINED RESULTS:

Interest expense increased $4.5million, or 196%, from $2.3 million for the three months ended September 30, 1997 to $6.8 million for the three months ended September 30, 1998. Interest expense increased $3.9 million, or 39.4%, from $9.9 million for the nine months ended September 30, 1997 to 13.8 million for the nine months ended September

30, 1998 mainly as a result of issuance of $252 million of @Entertainment Senior Discount Notes issued on July 14 1998.

Interest and investment income increased $0.6 million, or 85.7%, from $0.7 million for the three months ended September 30, 1997 to $1.3 million for the three months ended September 30, 1998, primarily due to investment of part of proceeds from the notes issuance.

Foreign exchange loss for the three months ended September 30, 1998 and 1997, foreign exchange loss amounted $0.4 million and to $0.5 million, respectively.

Minority interest in subsidiary income was $0.1 million for the three months ended September 30, 1998, compared to minority interest in subsidiary income of $0.3 million for the corresponding period in 1997.

Net Loss for the three months ended September 30, 1997 and 1998 was $6.8 million and $28.3 million, respectively.

Net loss applicable to common stockholders increased from a loss of $7.9 million for the three months ended September 30, 1997 to a loss of $27.4 million for the three months ended September 30, 1998 due to the factors discussed above. For the three months ended September 30, 1997, net loss applicable to common stockholders included $1.1 million related to the accretion of redeemable preferred stock.

The Company had negative cash flows from operating activities for the year ended December 31, 1997 and the nine months ended September 30, 1998 of $15.8 million and $70.2 million, respectively, due to the significant operating costs associated with the development and launch of its D-DTH service and the Wizja TV programming package.

The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to the costs and revenue of operating and marketing the Company's digital satellite direct-to-home broadcasting service, those relating to pending and future transactions and those relating to regulatory approvals. The Company's actual results could differ materially from those discussed above.

@Entertainment, Inc. is the leading provider of pay television services in Poland. The Company owns and operates Polska Telewizja Kablowa (PTK), the largest cable television network in Poland with 887,000 subscribers as of September 30, 1998. The Company also owns and operates Wizja TV, Poland's first digital DTH broadcasting service, which was officially launched on September 18, 1998. @Entertainment also owns DTC Productions, a company which invests in the Polish television and film industry. @Entertainment is traded on the Nasdaq Stock Market under the symbol: ATEN.

                                     # # #

For further information please contact:
---------------------------------------

Robert E. Fowler, III                             Mike Smargiassi/Chris Plunkett
Chief Executive Officer                           Brainerd Communicators, Inc.
011-44-171-478-3800                               212-986-6667

Donald Miller-Jones
Chief Financial Officer
011-44-171-478-3800

@Entertainment, Inc.
Second Quarter Press Release
Selected Financial Data (Unaudited)
(Thousands of Dollars, including per share data)

                                                        Nine months ended                 Three months ended
                                                           September 30,                     September 30,
                                                     -------------------------         ------------------------------
                                                                      Movement                               Movement
                                                      1998     1997       %              1998     1997           %
                                                     ------   ------  --------         ------   ------       --------

Revenues
  Basic cable                                        31,665   21,658    46.2%           11,465    8,078        41.9%
  Intermediate                                          910      368   147.3%              347      131       164.9%
  Broadcast                                             819      399   105.3%              353      147       140.1%
  Premium (HBO, C+)                                   2,410      393   513.2%              739      307       140.7%
  Installation                                          842    2,134   (60.5%)             249      664       (62.5%)
  DDTH revenues                                       1,041        0                       135        0
  Other                                               1,190    1,849   (35.6%)             112    1,063       (89.5%)
                                                     ------    -----   -------          ------   ------      -------
        Total revenue                                38,877   26,801    45.1%           13,400   10,390        29.0%


Operating expenses

  Programming costs                                  18,652    2,899   543.4%           12,928     1,170    1,005.0%
  Plant operations                                   24,420    6,030   305.0%            3,471     2,631       31.9%
  Marketing                                          11,191    4,337   158.0%            5,466     2,188      149.8%
  General and administrative                         22,749   29,495   (22.9%)           5,486    14,445(1)   (62.0%)
  Other, net                                          6,057    1,720   252.2%               18       826      (97.8%)
  Amortization of sport and program rights            3,263                              1,779
                                                    -------   ------   -------          ------    -------     -------
        Direct operating expenses                    86,432   44,481    94.3%           29,148     21,260       37.1%


  Depreciation                                       17,786   10,946    62.5%            6,857      4,423       55.0%
                                                    -------   -------  -------          ------    -------     -------

        Total operating expenses                    104,218   55,427    88.0%           36,005     25,683       40.2%

Operating loss                                      (65,341) (28,626)  128.3%          (22,605)   (15,293)      47.8%

Interest expense                                    (13,814)  (9,880)   39.8%           (6,812)    (2,293)     197.1%
Interest and investment income                        2,811    3,879   (27.5%)           1,266      1,760      (28.1%)
Foreign exchange loss - net                            (399)    (851)  (53.1%)            (351)      (429)     (18.2%)
Loss of subsidiary                                    1,632        0       N/A             911          0          N/A

Loss before income taxes                            (75,111) (35,478)  111.7%          (27,591)   (16,255)      69.7%
Income taxes                                           (496)    (368)   38.5%               66       (246)    (126.8%)
Minority interest                                      (117)   2,256  (105.2%)              90       (343)    (126.2%)
                                                    -------   ------   -------          ------    -------     --------
Net loss                                            (75,724) (33,580)  125.5%          (27,435)   (16,844)      62.9%
                                                    -------   ------   -------          ------    -------     --------

Accretion of redeemable preferred stock                                                             2,028

Net loss applicable to holders of common stock      (75,724) (33,580)  125.5%          (27,435)   (14,816)      85.2%
                                                    -------   ------   -------          ------    -------     --------
                                                    -------   ------   -------          ------    -------     --------

Basic and dividend loss per common share              (2.27)   (1.52)                    (0.82)     (0.53)

  (1)  Includes non-cash compensation expense in 1997